Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of April 19, 2010

by and among

GREEN PLAINS GRAIN COMPANY TN LLC,

as the Buyer,

and

UNION CITY GRAIN COMPANY LLC,

DYER GIN COMPANY, INC. and

THOMAS W. WADE, JR. LIVING TRUST DATED JULY 25, 2002

Collectively as the Seller

And

WADE GIN COMPANY, LLC

i

ii

Section 9.12	Waiver	25

EXHIBITS

Exhibit A	Acquired Assets Bill of Sale
Exhibit B	Selling Parties Non-Competition Agreement
Exhibit C	Form of Warranty Deeds
Exhibit D	Promissory Note
Exhibit E	Transition Services Agreement
Exhibit F	Assignment of Contracts
Exhibit G	Wade Gin Bill of Sale
Exhibit H	Wade Gin Assignment of Contracts

SCHEDULES

Schedule 1.01(a)(i)	Real Property
Schedule 1.01(a)(ii)	Machinery and Equipment
Schedule 1.01(a)(iii)	Technology
Schedule 1.01(a)(v)	Assumed Contracts
Schedule 1.01(a)(vi)	Permits
Schedule 1.01(a)(xi)	Grain Inventory & Grain Contracts
Schedule 1.01(b)(i)	Excluded Assets
Schedule 1.02(c)	Retained Liabilities
Schedule 1.04	Purchase Price Allocation
Schedule 3.03	Consents and Filings - Seller
Schedule 3.04(a)	Financial Statements
Schedule 3.04(b)	Undisclosed Liabilities
Schedule 3.05	Absence of Certain Changes or Events
Schedule 3.06	Sufficiency of Acquired Assets
Schedule 3.11(a)	Intellectual Property
Schedule 3.11(b)(i)-(iv)	Agreements Affecting Intellectual Property
Schedule 3.12	Contracts
Schedule 3.13	Indebtedness
Schedule 3.14	Permits
Schedule 3.15	Brokers
Schedule 3.16	Title to Real Property; Entire Business
Schedule 3.17	Tangible Personal Property
Schedule 3.18	Transactions with Affiliates
Schedule 3.19	Employees; Employee Benefits
Schedule 3.20	Capitalization of Seller
Schedule 5.01	Release of Encumbrances
Schedule 9.02	Definitions

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (herein, together with the Annexes, Schedules and Exhibits attached hereto, referred to as this “Agreement”), dated as of April 19, 2010, by and among GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company (the “Buyer”), UNION CITY GRAIN COMPANY LLC, a Tennessee limited liability company, DYER GIN COMPANY, INC., a Tennessee corporation and THOMAS W. WADE, JR. LIVING TRUST DATED JULY 25, 2002 (each a Seller, and collectively the “Seller” or the “Selling Parties”) and Wade Gin Company, LLC (“Wade Gin”), with respect to certain sections as set forth herein (capitalized terms used in this Agreement are defined or otherwise referenced in Schedule 9.02),

W I T N E S S E T H :

WHEREAS, the Seller owns certain grain elevators in Tennessee (the “Business”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, the Acquired Assets upon the terms and conditions hereinafter set forth; and

WHEREAS, as a condition and inducement to the Buyer to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Thomas W. Wade, III has entered into the Selling Parties Non-Competition Agreement; and

NOW, THEREFORE, in consideration of the mutual representations and warranties and covenants made herein, the Buyer and the Selling Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.01 Purchase and Sale of Assets.

(a) At the Closing provided for in Section 2.01, on the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any and all Encumbrances (except for Permitted Encumbrances and Permitted Liens), and the Buyer shall purchase and acquire from the Seller all of the right, title and interest of the Seller in and to the Acquired Assets. The term “Acquired Assets” means all business, properties, assets, goodwill and rights of the Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Seller on the Closing Date other than the Excluded Assets, including, without limitation, all of the right, title and interest of the Seller as of the Closing Date in and to:

(i) the real property and interests therein owned by the Seller included the real property as more particularly described on Schedule 1.01(a)(i), including land, improvements, leasehold interests, appurtenant easements, fixtures, structures, and personal property affixed to such Real Property (the “Real Property”);

(ii) all machinery, equipment, furniture, furnishings, vehicles and other tangible personal property and interests therein of the Seller used or held for use in connection with the Acquired Assets or the Business and all usable spare parts relating thereto including, without limitation, the machinery, equipment and usable spare parts set forth on Schedule 1.01(a)(ii);

(iii) all past, current and developmental formulations, forms, specifications, processes, trade secrets, inventions and invention disclosures for which no Patents are pending, industrial rights and technological know-how, technical data and customer lists, databases and all documentation related to the foregoing, owned or used by or on behalf of the Seller relating to any of the Acquired Assets or the Business (the “Technology”), including, but not limited to, those set forth on Schedule 1.01(a)(iii);

(iv) all books, records, files and other data (including those stored electronically) of the Seller relating to any of the Acquired Assets or the Business;

(v) all non-grain Contracts for the lease of personal property or for use, services, storage, handling, throughput, management, operations, marketing and sales used or held for use in connection with the Acquired Assets or the Business, including, without limitation, the Contracts set forth on Schedule 1.01(a)(v) (the “Assumed Contracts”);

(vi) all approvals, consents, permits, licenses, registrations, certificates, ratifications, permissions, confirmations, endorsements, certifications, qualifications, authorizations and clearances of any Governmental Entity issued or granted to the Seller including, without limitation, those required to be obtained or filed pursuant to Environmental Laws, relating, in each case, to any of the Acquired Assets or the Business (the “Permits”) including, but not limited to, the Permits set forth on Schedule 1.01(a)(vi);

(vii) all Intellectual Property including the goodwill associated therewith, and the Seller’s right to sue for, and remedies against, past, present or future infringements thereof, and rights of priority and protection of interest therein;

(viii) all non-grain inventories of the Seller including, without limitation, inputs, raw materials, feed stocks, chemical and other inputs, works in progress, consigned goods, finished goods, supplies, parts, spare parts (including, without limitation, any of the foregoing held for the benefit of the Seller and in the possession of others) used or held for use in connection with the Acquired Assets or the Business as of the Closing Date, except for Fertilizer and Seed Inventory (“Inventory”);

(ix) all fertilizer and seed inventory which includes diesel fuel, propane, fertilizer-liquid, fertilizer- dry bulk, fertilizer-hardware, prepaid fertilizer, chemicals and seed (“Fertilizer and Seed Inventory”);

(x) all prepaid expenses, advances or deposits, including, without limitation, any prepaid expenses, advances, or any security deposits for the Acquired Assets, with or paid to third parties of the Seller relating to this Business;

(xi) the names “Kenton Grain, Como Grain, Union City Grain, and Dyer Grain” and all goodwill of the Seller and its Affiliates associated with the Acquired Assets or the Business;

(xii) all non-wheat grain inventory and grain contracts, as set forth on Schedule 1.01(a)(xi) (“Grain Inventory and Grain Contracts”); and

(xiii) with respect to Wade Gin, the trucks and contracts as set forth in the Wade Gin Bill of Sale and Wade Gin Assignment of Contracts in Exhibit G and H, respectively.

(b) Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Acquired Assets are the right, title and interest of the Seller in or to all assets specifically set forth in Schedule 1.01(b)(i) (collectively, the “Excluded Assets”).

Section 1.02 Purchase Price.

(a) In consideration of the sale, conveyance, transfer, assignment and delivery of the Acquired Assets by the Seller, pursuant to Section 1.01(a), the Buyer agrees to pay to the Seller, in accordance with Section 1.03, the Purchase Price.

(b) On the terms and subject to the conditions set forth in this Agreement and the Acquired Assets Bill of Sale, at the Closing, the Seller shall assign to the Buyer all of its rights under the Real Property, the Assumed Contracts and the Permits and all of its obligations under the Contracts listed on Schedule 1.01(a)(v) and the Permits listed on Schedule 1.01(a)(vi), in each case to the extent such obligations arise after the Closing, and the Buyer shall accept the assignment of all of the Seller’s rights thereunder and shall assume all of the Seller’s obligations thereunder, to the extent such obligations arise after the Closing. To the extent that Applicable Law permits such an assignment and the notice to or consent of any Person is required, the Seller shall deliver to, and obtain from, the applicable Person the required consent or notice in accordance with the terms and conditions of the applicable Assumed Contract or Permit, and shall use best efforts to obtain any required consents, upon terms substantially similar to those enjoyed by the Seller under such Assumed Contract or Permit, prior to the Closing Date. To the extent that (i) Seller is unable to obtain any such required consents to assignment or (ii) Applicable Law does not permit the Seller to assign any Assumed Contract or Permit that would otherwise constitute a Purchased Asset, the Seller shall (A) provide to the Buyer, at the request of the Buyer, the benefits of any such Contract or Permit, and (B) enforce and perform, at the request and reasonable expense of the Buyer, for the account of the Buyer, any rights or obligations of the Seller arising from any such Contract against or in respect of any third party, including the right to elect to terminate any Contract in accordance with the terms thereof upon the advice of the Buyer, or otherwise enter into with the Buyer such other arrangements sufficient to provide equivalent benefits and burdens to the Buyer.

(c) Notwithstanding anything in this Agreement to the contrary, the Buyer shall not assume, and the Seller shall be responsible for the payment, satisfaction, performance and discharge of any and all liabilities, obligations, claims, demands, expenses, damages or responsibilities of the Seller, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due. Such liabilities are including, but not limited to, those terms set forth on Schedule 1.02(c) (collectively, the “Retained Liabilities”).

(d) Notwithstanding anything contained herein to the contrary, (i) the Seller or the Buyer, as the case may be, shall receive credit for the current installment of real estate taxes and assessments (including any assessment imposed by private covenant) paid by the Seller on or before the Closing Date and applicable to the Seller’s period of ownership or applicable to the Buyer’s period of ownership, respectively, even if such taxes and assessments are not yet due and payable and (ii) the following assets and liabilities of the Real Property shall be apportioned between the Seller and the Buyer as of the Closing Date, as if the Buyer were vested with title to the Acquired Assets during the entire day on which the Closing occurs (income and expenses for the period before the day of Closing shall be for the account of the Seller and income and expenses for the period on and after the day of the Closing shall be for the account of the Buyer):

(A) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing; and

(B) any other operating expenses or other items pertaining to the Acquired Assets or the Real Property which are customarily prorated between a buyer and a seller in the area in which the business is located.

If the amount of any such expenses, taxes and assessments for the year or period in which the Closing occurs are not yet known or fixed, the most recent amount of such expenses, charges, taxes and assessments shall be used for such proration and either party shall be entitled to a post-Closing adjustment when the actual amount is finally determined, which adjustment shall be reflected in the First Installment Payment.

(e) For purposes of the Retained Liabilities, whenever reference is made to liabilities and obligations, such reference shall be deemed to include any liabilities, obligations, claims, demands, expenses, damages or responsibilities pertaining thereto, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due.

Section 1.03 Payment of Purchase Price. In exchange for all of the undivided interests in the Acquired Assets, the Buyer shall deliver to the Seller the Purchase Price comprised of the Closing Payment, the First Installment Payment, the Second Installment Payment and the Third Installment Payment, as follows:

(a) At least three (3) Business Days prior to the Closing Date, the Seller shall prepare or cause to be prepared and delivered to the Buyer a statement setting forth a reasonable estimate of the Grain Inventory and Grain Contracts. The Grain Inventory and Grain Contracts shall be valued based on actual value as set forth in accordance with Schedule 1.01(a)(xi) and the Fertilizer and Seed Inventory shall be valued based on the lower of Seller’s cost or market, as determined under GAAP. Buyer shall also pay an additional amount for Seller advances on stored grain. At the Closing, the Buyer shall (i) pay to the Seller in cash by wire transfer to an account or accounts (designated by the Seller in writing at least three (3) Business Days prior to the Closing Date) an amount equal to $13,500,000, and (ii) pay the agreed upon amount for the Grain Inventory and Contracts, an agreed amount for the Fertilizer and Seed Inventory and an agreed amount for Seller advances on stored grain (such amounts in (i) and (ii), the “Closing Payment”) and (iii) deliver a promissory note, in the form attached hereto as Exhibit D, in the amount of $3,000,000, at the rate and subject to the setoff terms provided therein (the “Promissory Note”). Within five (5) Business Days following the Closing, there shall be a true-up valuation of the amount paid under (ii) of this subsection of the Grain Inventory and Grain Contracts and Fertilizer and Seed Inventory, based on a USDA measurement of the Grain Inventory, and mutual agreement with respect to the Grain Contracts, Fertilizer and Seed Inventory. To the extent, (a) Buyer has underpaid for such assets, Buyer shall pay to Seller in cash by wire transfer to the account designated by Seller, such true-up amount, and (b) Buyer has overpaid for such assets, Seller shall pay to Buyer in cash by wire transfer to the account designated by Buyer, such true-up amount. At closing, Buyer shall also pay to Wade Gin an amount equal to $450,000, in full consideration for the assets conveyed by the Wade Gin Bill of Sale, and shall also assume the contracts listed in the Wade Gin Assignment of Contracts.

(b) Subject to the Buyer’s right of setoff as provided in this Agreement and in the Promissory Note, on or before the first annual anniversary of the Closing Date, the Buyer shall deliver to the Seller the initial payment on the Promissory Note, an amount equal to $1,000,000 plus accrued interest at a simple rate of five percent (5%) per annum on the initial Promissory Note balance of $3,000,000 (such amount, the “First Installment Payment”) by wire transfer to an account or accounts designated by the Seller in writing at least three (3) Business Days prior to the first anniversary of the Closing.

(c) Subject to the Buyer’s right of setoff as provided in this Agreement and in the Promissory Note, on or before the second annual anniversary of the Closing Date, the Buyer shall deliver to the Seller an amount equal to $1,000,000 , plus accrued interest on such amount, at a simple rate of five percent (5%) per annum on the remaining Promissory Note balance (such amount, the “Second Installment Payment”) by wire transfer to an account or accounts designated by the Seller in writing at least three (3) Business Days prior to the second anniversary of the Closing.

(d) On or before the third annual anniversary of the Closing Date, the Buyer shall deliver to the Seller an amount equal to the remaining Promissory Note balance, if any, plus accrued interest on such amount, at a simple rate of five percent (5%) per annum on such balance (such amount, the “Third Installment Payment”) by wire transfer to an account or accounts designated by the Seller in writing at least three (3) Business Days prior to the third anniversary of the Closing.

Section 1.04 Allocation of Purchase Price. The Purchase Price, as adjusted by the provisions of this Agreement, shall be allocated as mutually agreed to by the parties as soon as practical following the Closing substantially consistent with the guidelines set forth on Schedule 1.04 hereto. Neither the Seller nor the Buyer shall take any position on any return, declaration, report or information return or statement relating to Taxes inconsistent with such allocation, unless so required by Applicable Law. Notwithstanding any other provision of this Agreement, the agreement set forth in this Section 1.04 shall survive the Closing Date indefinitely.

Section 1.05 Further Assurances. At the Closing and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Seller shall promptly execute and deliver to the Buyer such agreements, certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may be reasonably requested by the Buyer more effectively to sell, convey, assign and transfer to and vest in the Buyer (or to put the Buyer in possession of) any of the Acquired Assets. In addition, at the Closing and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Seller shall take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the Buyer in doing, all things necessary, proper or advisable in connection with the preparation and filing with the appropriate Governmental Entities of all documents required to be prepared and filed in connection with the transfer of the Permits to the Buyer pursuant to this Agreement.

ARTICLE II

CLOSING

Section 2.01 The Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place within 48 hours of the signing of this Agreement (which signing is deemed to occur at 4:00 PM on Monday, April 19, 2010), at the offices of Ed Wallis, attorney for Seller, or such other location as designated by the parties, except for the purchase and sale of the Real Property shall take place as set forth below. The time and date upon which the Closing occurs is herein referred to as the “Closing Date”. The purchase and sale of the Real Property shall be deemed to be part of the Closing hereunder and completed in accordance with the provisions hereof and shall occur through the Title Company, at its office concurrently with the Closing hereunder.

Section 2.02 Instruments of Conveyance, Transfer, Assumption, Etc.

(a) The Seller shall execute, if applicable, and deliver, or cause the Title Company, as appropriate, to execute, if applicable, and deliver, to the Buyer at the Closing (or prior to the Closing as may be necessary in order to convey title to the Real Property at the Closing):

(i) the Acquired Assets Bill of Sale in the form attached hereto as Exhibit A (the “Acquired Assets Bill of Sale”);

(ii) the Warranty Deeds for the Real Property;

(iii) a receipt for the Purchase Price;

(iv) the Buyer’s Title Policy and the Lender’s Title Policy;

(v) the Non-Competition Agreement in the form attached hereto as Exhibit B executed by Thomas W. Wade III (the “Selling Parties Non-Competition Agreement”);

(vi) the Assignment of Contracts as set forth in Exhibit F;

(vii) the Wade Gin Bill of Sale and Wade Gin Assignment of Contracts as set forth in Exhibits G and H, respectively;

(viii) the documents required to be filed with and issued by the appropriate Governmental Entities in connection with the transfer to the Buyer of the Permits;

(ix) an assignment of any trademarks, copyrights, Patents and any and all documents, agreements, certificates and other instruments as may be necessary to register the Intellectual Property in the name of the Buyer in any jurisdiction requested by the Buyer, in a form reasonably satisfactory to the Buyer;

(x) appropriate state, county and city transfer tax returns with respect to the real property;

(xi) a certificate of an officer of each Seller and Wade Gin, as the case may be, certifying that the resolutions adopted by its managing body were duly and validly adopted and are in full force and effect, and authorize the execution and delivery by the Seller and Wade Gin, as the case may be, of this Agreement and the other Transaction Agreements to which the Seller and Wade Gin, as the case may be, is a party, and the performance by the Seller and Wade Gin, as the case may be, of its obligations hereunder and thereunder;

(xii) a certificate of an officer of each Seller and Wade Gin, as the case may be, as to the incumbency of certain of the Seller’s and Wade Gin’s officers and certifying that the copies of the Seller’s Governing Documents attached thereto are true and correct;

(xiii) each of the certificates and other documents contemplated by Section 6.02 hereof; and

(xiv) such other agreements, certificates and other instruments required to be delivered by the Seller under this Agreement or any of the other Transaction Agreements or as the Buyer or its counsel may reasonably request to consummate the transactions contemplated by this Agreement or the other Transaction Agreements, including but not limited to a Transition Services Agreement in substantially the form set forth in Exhibit E.

(b) The Buyer shall execute, if applicable, and deliver to the Seller at the Closing:

(i) the Closing Payment in accordance with Section 1.03(a);

(ii) the Acquired Assets Bill of Sale, the Wade Gin Bill of Sale, the Wade Gin Assignment of Contracts and the Assignment of Contracts;

(iii) the Selling Parties Non-Competition Agreement;

(iv) a certificate of the Secretary of the Buyer certifying that the resolutions adopted by the Buyer’s member attached thereto were duly and validly adopted and are in full force and effect, and authorize the execution and delivery by the Buyer of this Agreement and the other Transaction Agreements to which it is a party, and the performance by the Buyer of its obligations hereunder and thereunder; and

(v) each of the certificates and other documents contemplated by Section 6.03 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each Seller hereby represents and warrants to the Buyer as follows:

Section 3.01 Organization, Standing and Power. Each Seller is duly organized, validly existing and in good standing under the laws of the State in which it was organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary or desirable to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each Seller is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or where the failure to so qualify could not reasonably be expected, individually or in the aggregate with all other such failures, to have a Seller Material Adverse Effect.

Section 3.02 Authority; Execution and Delivery; Enforceability. Each Seller has all requisite power and authority to execute this Agreement and each of the other Transaction Agreements to which such Seller is (or will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and of each of the other Transaction Agreements to which such Seller is (or will be) a party and the consummation by each Seller of the transactions contemplated hereby and thereby, has been duly authorized by all necessary action on the part of such Seller, including, without limitation, approval of its members, shareholders or other authorized parties, as the case may be. Each Seller has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, and each other Transaction Agreement to which such Seller is (or will be) a party, when duly executed and delivered, will constitute a legal, valid and binding obligation of such Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 3.03 No Conflicts; Consents. Except as set forth in Schedule 3.03, the execution and delivery by each Seller of this Agreement and each of the other Transaction Agreements to which such Seller is (or will be) a party does not, and the consummation of any transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon assets of such Seller (including, without limitation, the Acquired Assets) under, any provision of (a) the Seller’s Governing Documents, (b) any Contract listed on Schedule 1.01(a)(v) and any Permit listed on Schedule 1.01(a)(vi), or (c) subject to the filings and other matters referred to in the following sentence, (i) any judgment, order, injunction, award, decree or writ (“Judgment”), (ii) any federal, state, local or foreign statute, law (including, common law), code, ordinance, rule or regulation enacted, adopted, issued or promulgated by any Governmental Entity (“Applicable Law”) applicable to the Seller or any of its assets (including, without limitation, the Acquired Assets) or (iii) any written or oral request of any Governmental Entity. No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to (“Filing”), any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or regulatory authority or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or any Person party to any Assumed Contract or other issuer of any Permit, is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of any transaction contemplated by this Agreement or any other Transaction Agreements, other than the Consents and Filings set forth in Schedule 3.03.

Section 3.04 Financial Statements; Undisclosed Liabilities.

(a) Set forth as Schedule 3.04(a) are the financial statements of the Selling Parties (the “Seller Financial Statements”). Except as noted therein, all such Seller Financial Statements (including, without limitation, the balance sheet dated December 31, 2009 (the “Reference Balance Sheet”)) are true, complete and correct, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated and present fairly the financial position of the Seller at and as of such dates and the results of operations and cash flows for the periods then ended.

(b) There are no liabilities, debts, obligations or claims relating to the business of any nature, absolute or contingent, except (i) as and to the extent reflected or reserved against on the Reference Balance Sheet; (ii) incurred since the date of the Reference Balance Sheet in the ordinary course of business consistent with prior practice; (iii) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice and with respect to which, as of the Closing Date, such Seller is not in default; or (iv) items set forth in Schedule 3.04(b).

Section 3.05 Absence of Certain Changes or Events. Except as disclosed in Schedule 3.05, since the Reference Balance Sheet Date, there has not been any Seller Material Adverse Change; each Seller has conducted the Business only in the ordinary course and in substantially the same manner as previously conducted.

Section 3.06 Sufficiency of Acquired Assets. The Acquired Assets include, except as set forth in Schedule 3.06, all the assets reflected on the Seller Financial Statements (other than receivables and consumable assets used in the ordinary course of business). The Acquired Assets constitute all the assets necessary for the conduct of the Business by the Buyer immediately following the Closing in the same manner as conducted on the date of the Reference Balance Sheet Date and as conducted by the Seller as of the date hereof.

Section 3.07 Taxes.

(a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all federal, state, local, provincial, school and fire district, foreign, withholding, payroll, employment, unemployment, disability, social security or excise taxes and similar assessments, including all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods through the Closing Date and the portion of any taxable period through the Closing Date that includes (but does not end on) the Closing Date; and (iii) “Returns” shall mean returns, reports or forms, including information returns.

(b) (i) each Seller has filed or caused to be filed all Returns required to be filed by or on behalf of such Seller on or prior to the Closing Date; (ii) each such Return was duly and timely filed (after giving effect to any valid extensions); and (iii) each such Return is true, correct and complete. The liabilities in relation to Taxes reflected in such Returns are the only liabilities with respect to Taxes to which such Seller is subject, for the periods covered by such Returns. All Taxes in relation to the Business and Acquired Assets which such Seller incurs up to and including the Closing Date (whether or not shown on any Return) have been or will be paid by such Seller.

(c) All Taxes and other assessments that each Seller is required by law to withhold or collect, including, but not limited to, sales, use, value added and goods and services Taxes, and amounts required to be withheld by such Seller with respect to employees, creditors, independent contractors or Members, have been duly withheld or collected and either have been paid over or will be paid over within the applicable time period to the proper taxing authority or are held in separate bank accounts for such purpose.

(d) There are no Liens upon any of the assets or properties of each Seller which arose in connection with any failure to pay any Taxes.

(e) Except as set forth in Schedule 3.07: (i) no Seller is not a party to, or otherwise bound by, any tax sharing, tax indemnity or similar agreement; (ii) each Seller has no liability (by contract, operation of law or otherwise) for the Taxes of any other Person; and (iii) the Buyer shall not, as a result of the consummation of the transactions contemplated herein, become liable for any such Taxes.

(f) Except for the Acquired Assets disclosed in this Agreement or the Schedules hereto as leased to the Seller, each Seller owns for Tax purposes all of the Acquired Assets.

(g) With respect to the Business and the Acquired Assets, there have not been (i) any audits or investigations of any Seller by any Tax authority, and no Seller has received any notice that any such audit or investigation will be commenced, (ii) any rulings by any Tax authority requested by or issued to any Seller or (iii) any elections filed by any Seller to change any Tax accounting methods. No Seller has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local law.

(h) Seller has not executed or filed with the IRS or any other Governmental Entity any agreement or document extending, or having the effect of extending, the period for assessment or collection of any Taxes.

(i) No claim has been received by any Seller from any authority in any jurisdiction where such Seller does not file Returns, stating that such Seller is, or may be, subject to taxation by such jurisdiction. Seller has not entered into any transactions that are required to be disclosed pursuant to Treasury Regulation Section 1.6011-4 or Section 6011 of the Code or any analogous provision of state law.

(j) Seller has at all times since its date of formation been classified and treated for U.S. Federal, state and local income tax purposes as an entity, in the same form in which it conducts business at this time. Since its formation, no jurisdiction in which any Seller files or has filed Returns treats, or has ever treated, any Seller as an entity other than its current entity status for income Tax purposes. No Seller, other than Dyer Gin Company, Inc. has ever made an election to be excluded from the provisions of subchapter K of the Code, or is (or ever has been) classified as an association taxable as a corporation or a publicly traded partnership under Section 7704 of the Code.

Section 3.08 Litigation. There is (a) no outstanding Judgment of any Governmental Entity against any Seller relating to the Business or any of the Acquired Assets, (b) no suit, action, claim, dispute or legal, governmental, administrative, arbitration or regulatory proceeding (“Proceeding”) pending or, to the best knowledge of Seller, threatened against any Seller relating to the Business or any of the Acquired Assets, (c) no investigation by any Governmental Entity pending or, to the best knowledge of Seller, threatened against any Seller relating to the Business or any of the Acquired Assets and (d) there are no facts or circumstances that could reasonably be expected to give rise to any Judgment or Proceeding that would be required to be disclosed pursuant to this Section 3.08 if a Judgment or Proceeding were commenced with respect thereto.

Section 3.09 Compliance with Applicable Laws.

(a) Seller has not received any communication or otherwise has knowledge of any facts which have, or reasonably should have, led the Seller to believe that any of the licenses, permits, registrations, approvals, concessions, franchises and authorizations issued by any Governmental Entity and required to be held by the Seller under Applicable Laws are not currently in good standing. The Seller is not nor has at any time been nor has received any notice that it is or has been in violation of or in default under any Applicable Laws. This Section 3.09 does not relate to matters with respect to Taxes, Environmental Matters, Real Property or Employees and Benefit Plans, which are the subject of Sections 3.07, 3.10, 3.16 and 3.19, respectively.

(b) No Governmental Entity has commenced or to the best knowledge of the Seller, threatened to commence, (i) any action to withdraw approvals, licenses, registrations, permits, or authorizations for the products of the Business or (ii) any action to enjoin the use of the Seller’s assets or the production of any product of the Business, nor has the Seller received any written notice to such effect.

(c) The Seller has delivered to the Buyer copies of all (i) inspection observations, (ii) inspection reports, (iii) warning letters and (iv) other correspondence relating to compliance with any Applicable Laws or regulatory requirements, in each case to the extent received by the Seller from any Governmental Entity relating to any of the products of the Business and/or arising out of the conduct or operation of the Business.

Section 3.10 Environmental Matters.

(a) The Seller has provided the Buyer with all environmental reports, assessments and audits prepared by or on behalf of the Seller or any Governmental Entity relating to the Business, or otherwise relating to the operations at the Real Property or any other manufacturing or other facility or property of the Seller used primarily in connection with the Business.

(b) Buyer will not have liability under any Environmental Law, including any liability or responsibility for remediation of Hazardous Materials, following the Closing as a result of any facts, events or circumstances, including any Release by the Seller, involving or relating to the Business or the Acquired Assets and occurring prior to the Closing. The Seller has no knowledge of any proposed regulatory action, condition or change in the law that could cause the Acquired Assets or Business to incur capital expenditures and/or increases in operating and maintenance costs exceeding $25,000 individually or $50,000 in the aggregate, the Seller has no knowledge of any soil or groundwater contamination associated with the Acquired Assets, the Seller has not received any written notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Entity or other Person relating to any actual or alleged violations by the Seller or the Business of Environmental Laws or any actual or potential obligation to investigate or take any other action relative to the Release or threatened Release of any Hazardous Materials (as defined herein) generated, disposed of, treated, stored, shipped or otherwise handled by the Business and the Business has at all times been conducted in compliance in all material respects with all Environmental Laws, and the Seller has not entered into or agreed to any court decree or order or is subject to any Judgment relating to compliance by the Business with any Environmental Law or to the investigation or cleanup by the Business of Hazardous Materials. As used in this Agreement, the term “Environmental Laws” means any and all applicable federal, state, local and foreign law, treaty, regulation, ordinance, judicial decision, judgment, order, decree, injunction, permit or agreement entered into, issued, or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials or to human health and safety. As used in this Agreement, the term “Hazardous Materials” means any pollutant, contaminant or waste, or any toxic, radioactive or hazardous substance, chemical, material, petroleum product, constituent or waste regulated, or classified as such, in each case under any Environmental Law. As used in this Agreement, the term “Release” means any release, discharge, emission or disposal to air, water, land or groundwater.

Section 3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a true and complete list of all Patents, copyrights, copyright registrations and applications, trademarks, trade names, domain names, URLs, service marks, common law marks, trade dress registrations and applications , royalty rights and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, owned, used, filed by or licensed to the Seller that relate to any Purchased Asset, that are owned, used, filed by, applied for or licensed to the Seller in connection with the Business or the Acquired Assets, or that relate in any manner to the products of the Business or the names set forth on Schedule 3.11(a) or are or were otherwise used, previously used or created in contemplation of use for the conduct of the Business (collectively, the “Intellectual Property”).

(b) None of the Intellectual Property or Technology violates, misappropriates, conflicts with or infringes any Patents, trademarks, trade names, service marks, common law marks, domain names, trade dress, industrial property, trade secrets, copyrights or any other intellectual property or proprietary rights and applications therefore of any other Person. No claims are pending or threatened against the Seller by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property or Technology and the Seller has not received any communications alleging that the Seller has violated, misappropriated or infringed any rights relating to any Patents, design Patents, trademarks, trade names, service marks, common law marks, domain names, trade dress, trade secrets, industrial property and copyrights or any other intellectual property or proprietary rights and applications therefore of any Person or asserting any infringement, dilution, unfair competition or conflict with the asserted rights of any other Person in connection with the use by the Seller of any of the Intellectual Property or Technology.

Section 3.12 Contracts. Except as set forth in Schedule 1.01(a)(v), Schedule 1.01(a)(xi) and Schedule 3.12 (or, in the case of oral Contracts or oral Grain Contracts, true and complete summaries of the material terms of which are set forth in Schedule 3.12), the Seller is not a party to or bound by any agreement, contract, lease, option, license, commitment, instrument or any other binding obligation or arrangement (oral or written) by or to which any of the Acquired Assets are bound or subject or which are material to the conduct of the Business (collectively, the “Contracts”) including, without limitation, any:

(a) covenant not to compete or other covenant of the Seller (i) limiting or restricting the development, manufacture, marketing, distribution or sale of any of the products of the Business or any future line extension of such products into other forms or (ii) limiting or restricting the ability of the Seller from entering into any market or line of business or competing with any Person in connection with the Business;

(b) Contracts with any Affiliate of the Seller or any Manager, officer, or employee of the Seller (excluding the Buyer);

(c) continuing Contract for the future purchase or price of commodities, raw materials, supplies or equipment;

(d) Contracts with distributors or other sales representative, customers or suppliers;

(e) management, employment, service, consulting, severance or other similar type of Contract (other than Contracts with the Buyer);

(f) mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument, in any case, granting an Encumbrance upon any of the Acquired Assets;

(g) collective bargaining agreement or other Contract with any labor union or association representing employees;

(h) Contracts for (i) the purchase or lease of any real or personal property or (ii) the sale or lease by the Seller of any real or personal property (including, without limitation, the Real Property);

(i) Contracts regarding the Release, transportation or disposal of Hazardous Materials, or the clean-up, abatement or other action relating to Hazardous Materials or Environmental Laws;

(j) Contracts establishing or creating any partnership, joint venture, limited liability company, limited liability partnership or similar entity;

(k) Contracts to make any capital expenditures or capital additions or improvements;

(l) Contracts relating to the storage or warehousing of any Inventory or products of the Business, or the charter or purchase of transportation or shipping services;

(m) guarantees or other Contracts in respect of any Indebtedness of any Person; or

(n) any other Contract by or to which any of the Acquired Assets are bound or subject.

Section 3.13 Indebtedness. Schedule 3.13 contains a true, accurate and complete description of all outstanding Indebtedness issued or guaranteed, directly or indirectly, by the Seller in connection with the Business or any of the Acquired Assets.

Section 3.14 Permits. Except as set forth in Schedule 3.14, the Seller has not received any notice that any issued or pending Permits, in each case issued or granted to the Seller by any Governmental Entity and used by the Seller at any time in connection with the conduct of the Business and the use of the Acquired Assets, are under review by any Governmental Entity or subject to termination, suspension, modification, revocation or non-renewal for any reason, or that they will be subject to termination, suspension, modification, revocation or non-renewal as a result of the execution, delivery and performance of this Agreement or any of the other Transaction Agreements or for any other reason.

Section 3.15 Brokers. Except as set forth in Schedule 3.15, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by any of the other Transaction Agreements based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

Section 3.16 Title to Real Property; Entire Business.

(a) Schedule 3.16 contains a legal description of each parcel of Real Property owned as of the date of this Agreement by the Seller. The Seller does not lease, sublease, license, occupy, or use any real property or interests therein used in connection with, or necessary for, the operation of the Business as presently conducted, other than the Real Property. The Seller has not granted to any third party a right to use or occupy any portion of the Real Property nor are there any parties in possession of any portion of the Real Property, whether as tenants, subtenants, trespassers or otherwise, except the Seller.

(b) The Seller has good and marketable fee simple title to the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 3.16 lists all Permitted Encumbrances with respect to the Real Property. The Seller has paid, discharged or reserved for, all lawful claims which, if unpaid, could become a Lien against the Real Property or any portion thereof.

(c) With respect to each parcel of Real Property and the buildings, structures, improvements and fixtures thereon:

(i) No condemnation of the Real Property, or any portion thereof, has occurred. There is no pending, and to the best knowledge of the Seller, threatened or contemplated, appropriation, condemnation or like proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(ii) Except for assessments occurring on a regular basis in accordance with Applicable Laws, there is no pending or, to the best knowledge of the Seller, contemplated reassessment of any parcel included in the Real Property that is reasonably expected to increase the real estate tax assessment for such properties.

(iii) There is no pending, or to the best knowledge of the Seller, contemplated proceeding to rezone any parcel of the Real Property. To the best knowledge of the Seller, the uses for which each parcel of the Real Property are zoned do not restrict, or in any manner impair, the current use of the Real Property or the proposed use by the Buyer. To the best knowledge of the Seller, the Seller has not received notice of any violation of any applicable zoning law, regulation or other Applicable Law, related to or affecting the Real Property.

(iv) To the best knowledge of the Seller, all buildings, structures and other improvements on the Real Property, including but not limited to driveways, garages, landscaped areas and sewer systems, and all means of access to the Real Property, are located completely within the boundary lines of the Real Property and do not encroach upon or under the property of any other Person or entity. No buildings, structures or improvements constructed on the property of any other Person encroach upon or under the Real Property.

(v) The use of the Real Property, or any portion thereof, does not violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any contractual obligations relating thereto.

(vi) None of the Real Property is subject to any right of first offer, right of first refusal, option or other agreement for the sale or lease thereof.

(vii) The Seller has good and valid rights of ingress and egress to and from all of the Real Property (including between separate parcels included within the Real Property) from and to rail lines, rail spurs, pipelines and the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to the operation of the Business.

(viii) To the best knowledge of the Seller, all utilities required for or useful in the operation of the Business either enter the Real Property through adjoining streets and roads, or if they pass through adjoining private land, they do so in accordance with valid public easements. All necessary utilities (including without limitation, water, sewer, electricity and telephone facilities) are available to the Real Property and there exists, to the best knowledge of the Seller, no proposed limitation in or reduction of the quality or quantity of utility services to be furnished to the Real Property. Permanent adequate sewage and water systems and connections are available to the Real Property as currently operated.

(ix) No Proceeding is pending or, to the best knowledge of the Seller, is threatened, to revoke, suspend, modify or limit any of the Permits required under Applicable Law with respect to its ownership of, leasehold interest in, and use and occupancy of, the Real Property. No Permit will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby.

(x) Upon consummation of the transactions contemplated herein, the Seller will have transferred, conveyed and assigned, and the Buyer will have acquired or assumed fee title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(d) The Seller does not lease or sublease any real property to or from any Person in the operation of the Business nor does the Seller have any right, title or interest in or to any lease or sublease for real property.

(e) The Seller is not, and at no time has the Seller ever been, a United States “real property holding corporation” as such term is defined in Section 897(c) of the Code.

Section 3.17 Tangible Personal Property. Except as set forth or described in Schedule 3.17, the Seller (a) owns and has good and marketable title to all of the machinery and equipment included in the Acquired Assets purported to be owned by it and (b) has valid and subsisting leasehold interests in all of the Acquired Assets purported to be leased by it, in each case, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.18 Transactions with Affiliates. Except as set forth or otherwise described in Schedule 3.18 (or, in the case of oral Affiliate Contracts, the material terms of which are described in Schedule 3.18), there are no agreements, contracts, leases, options, licenses, commitments, instruments or any other binding obligations or arrangements (oral or written) between the Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Acquired Assets or the Business (the “Affiliate Contracts”). Except as set forth on Schedule 3.18, all Affiliate Contracts will be terminated as of the Closing Date and thereafter will be of no further force or effect.

Section 3.19 Employees and Benefit Plans.

(a) Schedule 3.19 attached hereto sets forth: (i) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each present employee of the Business (each a “Business Employee”); (ii) organizational charts of the Business; (iii) collective bargaining, union or other employee association agreements; (iv) employment, severance, termination, compensation, managerial, advisory and consulting agreements; (v) employee confidentiality or other agreements protecting intellectual property, formulae or information; (vi) any employee handbook(s); (vii) any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended; (viii) each Benefit Plan sponsored, maintained, or to which contributions are made, or to which an obligation to contribute is incurred by the Seller or an ERISA Affiliate; and (ix) the amount of any retirement or medical liabilities arising under any plan, fund or arrangement and the identity of the plan, fund or arrangement giving rise thereto.

(b) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Seller nor any ERISA Affiliate has incurred or could be expected to incur any liability (contingent or otherwise) with respect to any such Benefit Plan or any other plan or arrangement subject to Title IV of ERISA.

(c) Except as set forth on Schedule 3.19, the Seller (i) is not a party to any employment or consulting agreement covering any Transferred Employee and (ii) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing, salary continuation, welfare benefit, severance, fringe benefit or retirement plan or arrangement covering any Transferred Employee.

(d) The Seller has complied in all respects with ERISA, the Code and the regulations thereunder and all other applicable federal or state statutes or regulations governing the Benefit Plans.

Section 3.20 Capitalization of Seller; No Subsidiaries.

(a) Schedule 3.20 sets forth a complete and accurate list of the holders of the issued and outstanding ownership interests, shares or units of each Seller. In the case of limited liability company and corporate entities, the outstanding units and shares are all duly and validly authorized and issued, fully paid and nonassessable. Except as set forth on Schedule 3.20, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the acquisition or purchase from the Seller of any units, shares or ownership interests.

Section 3.21 Insurance.

The Seller has heretofore delivered to the Buyer complete and correct copies of its insurance policies and agreements.

Section 3.22 Accuracy of Information. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Seller in connection with this Agreement or any of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.01 Organization, Standing and Power. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its businesses as presently conducted. The Buyer is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or where the failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Buyer.

Section 4.02 Authority; Execution and Delivery; Enforceability. The Buyer has all requisite corporate power and authority to execute each of the Transaction Agreements to which it is (or will be) a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement, and of each of the other Transaction Agreements to which it is (or will be) a party, and the consummation by it of the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Purchased Shares issuable hereunder, have been duly authorized by all necessary corporate action on the part of the Buyer. The Buyer has executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 4.03 No Conflicts; Consents. The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, does not, and the consummation of any transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of its properties or assets under, any provision of (a) the Buyer’s certificate of incorporation or by-laws, (b) any material contract, lease, license, indenture, mortgage, note, bond, agreement, permit, concession, franchise or other instrument to which the Buyer is a party or by which any of its properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Judgment or Applicable Law applicable to the Buyer or its properties or assets. No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance the Agreement or the consummation of the transaction.

Section 4.04 Brokers . No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by any of the other Transaction Agreements based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

Section 4.05 Accuracy of Information. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Release of Encumbrances. Except as set forth on Schedule 5.01, any and all Encumbrances recorded against or in any way affecting the Acquired Assets, including, but not limited to, the Real Property, and any mortgages, deeds of trust, leasehold deeds of trust, financing statements, assignments and subordination agreements granted by the Seller, shall have been satisfied; the Buyer shall have received satisfactory evidence thereof; and the Seller shall have duly executed and delivered for recordation all required releases of Liens, termination statements and satisfactions with respect to Encumbrances being repaid on or before the Closing.

Section 5.02 Advise of Changes. The Seller shall promptly advise the Buyer orally and in writing of any occurrence, change or event prior to the Closing which, if it occurred or existed on or prior to the date hereof, would have been required to have been disclosed on any of the Schedules to be delivered by the Seller to the Buyer pursuant to Article III.

Section 5.03 Employee Matters.

(a) The Buyer shall offer employment to those employees of Seller as it determines in its sole discretion, commencing as of the Closing Date. Such offers of employment shall require such individuals to resign their employment with the Seller as a condition precedent for employment with the Buyer. All such individuals who accept offers of employment with the Buyer as of the Closing shall be referred to herein as “Transferred Employees”. The Seller shall assist the Buyer in effecting such Transferred Employees’ change of employment as of the Closing Date in an orderly fashion.

Section 5.04 Expenses.

(a) The Buyer and the Seller will bear their own expenses in connection with this Agreement and its performance hereunder.

(b) The Buyer will pay one-half and the Seller will pay one-half of the amounts payable to the Title Company in respect of the Title Commitments, copies of exceptions and the Buyer’s Title Policy, including premiums (including premiums for endorsements) and search fees.

Section 5.05 Press Releases. Except as required by law, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of the Seller and the Buyer.

Section 5.06 Tax Matters.

(a) All transfer Taxes, realty documentary stamp Taxes, sales, use, value added, goods and services or similar Taxes, if any, payable by reason of this transaction or the sale, transfer or delivery of the Acquired Assets shall be paid and borne by the Seller. Notwithstanding the foregoing and the provisions of Section 5.04(b) or any other statement in this Agreement, Seller shall not be obligated to pay more than $25,000 for amounts payable under Section 5.06(a) and 5.04 (b).

(b) All income or franchise Taxes payable by reason of this transaction shall be reported and paid by the Selling Parties.

Section 5.07 Affiliate Contracts. Prior to the Closing, the Seller shall terminate each of the Affiliate Contracts set forth or otherwise described in Schedule 3.18, which termination shall not result in any liability or obligation to the Buyer or result in any Encumbrance on any of the Acquired Assets.

Section 5.08 Confidentiality.

(a) From and after the date of this Agreement, the Selling Parties shall not, and shall cause their respective Affiliates not to, disclose, divulge, furnish or make accessible to any Person, any confidential or proprietary information regarding the Business including, without limitation, the Intellectual Property, the Technology, sales, profits, markets, products, clients, key personnel, pricing policies, operation methods, technical processes, designs, business affairs and methods, trade secrets and any other information not readily available to the public (collectively, the “Confidential Information”). The Selling Parties agree to keep, and cause their respective Affiliates to keep, in strict confidence and not directly or indirectly disclose, divulge, furnish, make accessible or use any of the Confidential Information. The obligations of the Selling Parties under this Section 5.08 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Selling Parties may have to the Buyer hereunder.

(b) Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, the Selling Parties (and each employee, representative, or other agent of the Selling Parties) may not disclose to any Person, without limitation of any kind, the U.S. Federal tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Selling Parties, as the case may be, relating to such U.S. Federal tax treatment and tax structure. For this purpose, “tax structure” is any fact that may be relevant to understanding the U.S. Federal tax treatment of the transaction.

Section 5.09 Names Following Closing.

(a) Immediately following the Closing, the Sellers shall each amend or terminate any Governing Documents and amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate the names or any name that, in the judgment of the Buyer, is similar to or includes any of the following names Union City Grain, Dyer Grain, Kenton Grain, and Como Grain, and none of the Seller or any of its Affiliates shall thereafter use those names or names confusingly similar thereto; provided, however, the Seller may reference such names in communications to their members, owners, shareholders or other third parties relating to or referencing the transactions contemplated by this Agreement.

(b) As soon as reasonably practicable (and in any event within two months) after the Closing Date, the Sellers shall cease to use any written or electronic materials, including without limitation, letterhead, advertising materials, forms, and Internet and e-mail addresses which include the words “Union City Grain, Dyer Grain, Kenton Grain, or Como Grain”.

Section 5.10 Title and Survey. Prior to Closing, the Seller shall have, at its expense, (i) obtain from the Title Company and deliver to the Buyer a preliminary title report covering the Real Property (the “Title

Commitment”) and a copy of each document referenced in the Title Commitment as an exception to title to the Real Property and (ii) obtain and deliver to the Buyer an existing ALTA survey of the Real Property made after the date of this Agreement (the “Survey”). The Buyer shall have five (5) Business Days after the date of receipt of the Title Commitment or the Survey, whichever is later (the “Title Exam Deadline”) to review the Title Commitment and the Survey and to notify Seller, in writing, of such objections as the Buyer may have to anything affecting the Real Property contained in the Title Commitment or the Survey. Any item contained in the Title Commitment or any matter shown on the Survey to which the Buyer does not object prior to the Title Exam Deadline shall be deemed a Permitted Encumbrance. In the event the Buyer shall notify the Seller of objections to title or to matters shown on the Title Commitment or the Survey prior to the Title Exam Deadline, the Seller shall use its best efforts to cure such objections and take all steps to eliminate such objections as exceptions to the Buyer’s Title Policy. Notwithstanding anything in this Agreement to the contrary, all Liens that relate to Retained Liabilities shall not be Permitted Encumbrances, Buyer objects to all such Liens, and the Seller shall pay and discharge all such Liens at or prior to Closing. Nothing herein waives the Buyer’s right to claim a breach of Section 3.16 or to claim a right to indemnification as provided in Article VII if the Buyer suffers Damages as a result of a misrepresentation with respect to the title of the Real Property.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect and complete the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No action, suit or Proceeding before any Governmental Entity shall be pending, no investigation by any Governmental Entity shall have been commenced, and no action, suit or proceeding by any Governmental Entity shall have been threatened, against the Buyer or the Seller or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

(b) Transaction Agreements. All the Transaction Agreements shall have been executed and delivered to the respective parties to such agreements.

(c) Member/Shareholder/Owner Approval. Each of the Sellers shall have obtained the requisite approval of this Agreement and the transactions contemplated hereby by their respective governing body under their Governing Documents and Applicable Law.

Section 6.02 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect and complete the Closing are further subject to the following conditions:

(a) Representations and Warranties. All representations and warranties of the Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date). The Buyer shall have received a certificate of the Seller signed on behalf of the Seller by a duly authorized officer of the Seller to such effect.

(b) Performance of Obligations of the Selling Parties. The Selling Parties shall have performed in all respects all of its obligations required to be performed by each of them under this Agreement on or prior to the Closing Date. The Buyer shall have received a certificate of each Selling Party signed on behalf of the Selling Party by a duly authorized officer of the Selling Party to such effect.

(c) Absence of Seller Material Adverse Effect. Since the date of the Referenced Balance Sheet there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.

(d) Consents and Approvals. All Consents with respect to any Governmental Entity set forth in Schedule 3.03 shall have been obtained and be in full force and effect and all Filings set forth in Schedule 3.03 shall have been made with the appropriate Person, and the Buyer shall have been furnished with written evidence satisfactory to it of the granting of such Consents or the submission of such Filings, as the case may be.

(e) Satisfaction with Title Policy. On the Closing Date, (i) the Title Company and the Buyer’s lender (“Lender”) shall have received an ALTA survey of the Real Property, in form and substance reasonably satisfactory to both of them and (ii) the Title Company shall be prepared to issue (A) to the Buyer ALTA owners’ policies of title insurance insuring that the Buyer, as of the Closing Date, will be vested with fee title to the Real Property and containing exceptions only for (A) Permitted Encumbrances, (B) any other matters created, permitted or approved by the Buyer, and (C) otherwise in form reasonably acceptable to the Buyer (the “Buyer’s Title Policy”) and (B) to the Lender an ALTA lenders’ title insurance policy (the “Lender’s Title Policy”) insuring the matters described in the Buyer’s Title Policy and that any mortgage the Lender shall receive on the Real Property as security for the Buyer’s obligations to the Lender shall be a valid first encumbrance on the Real Property, after consummating the transactions under this Agreement, with such endorsements thereto as reasonably requested by the Lender and containing exceptions to title reasonably acceptable to the Lender.

(f) Permits. The Buyer shall have obtained (through assignment or otherwise) all of the approvals, consents, permits, licenses, registrations, authorizations and clearances of any Governmental Entity that the Buyer, in its sole discretion, deems reasonably necessary or appropriate for the Buyer to operate the Business consistent with past practice and in accordance with the Buyer’s reasonable expectations.

(g) Selling Parties Non-Competition Agreement. The Selling Parties Non-Competition Agreement shall have been executed and delivered by each of the Selling Parties and shall be in full force and effect.

Section 6.03 Conditions to Obligation of the Seller. The obligation of the Seller to effect and complete the Closing is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date). The Seller shall have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification by the Seller. From and after the Closing, the Selling Parties agree to defend, indemnify and hold harmless the Buyer, its Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (individually, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”), against and in respect of any and all actions, suits, proceedings, losses, damages, claims, liabilities, demands, assessments, judgments, costs (including capital costs), penalties, sanctions and expenses, including reasonable attorneys’ fees (“Damages”) caused by or resulting or arising from, (a) any breach of any representation or warranty set forth in Article III or in any certificate or agreement delivered by the Seller in connection herewith, (b) any failure by the Seller to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation hereunder or in any certificate or agreement delivered by the Seller in connection herewith, (c) Retained Liabilities, or (d) the operation of the Business or the Acquired Assets prior to the Closing.

Section 7.02 Indemnification by the Buyer. From and after the Closing, the Buyer agrees to defend, indemnify and hold harmless the Seller and its Affiliates, and their respective officers, Managers, members, stockholders, employees, agents and representatives (individually, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”), against and in respect of Damages caused by or resulting or arising from, any breach of any representation or warranty set forth in Article IV or in any certificate or agreement delivered by Buyer in connection herewith.

Section 7.03 Claims.

(a) Payments. The indemnification required by Sections 7.01 and 7.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Damages are incurred; provided however such Damages shall need to exceed a deductible of $25,000 on a cumulative basis on all claims before any claim may be made. The Buyer and the Selling Parties acknowledge that any amount of indemnification paid or setoff pursuant to this Article VII shall be considered adjustments to the Purchase Price.

(b) Setoff.

(i) The right to setoff against the First and Second Installment Payments shall be available, in accordance with the provisions of subsections (ii) and (iii) below, to compensate each Buyer Indemnitee for all Damages subject to indemnification pursuant to this Article VII, incurred or sustained by such Buyer Indemnitee; provided, however, that any such claim for setoff against the Installment Payments shall be subject to the limitations set forth in Sections 7.04 and 8.02.

(ii) In the event of a claim against the First or Second Installment Payments, the Buyer shall give notice (a “Setoff Notice”) to the Seller specifying in reasonable detail the nature and dollar amount (or a good faith estimate of the dollar amount) of any Damages it has or may have sustained under this Article VII. If the Seller gives notice to the Buyer disputing any Damages (a “Counter Notice”) within fifteen (15) Business Days following receipt by the Seller of the Setoff Notice, such dispute will be resolved as provided in subsection (iii) below. If no Counter Notice is received by the Buyer within such fifteen-day (15-day) period, then the dollar amount of Damages claimed by the Buyer as set forth in its Setoff Notice shall be conclusively deemed a liability of the Seller for purposes of this Agreement and Buyer shall deduct the amount claimed in the Setoff Notice from one or more Installment Payments at the election of the Buyer. The Buyer may make more than one claim of Damages with respect to any underlying state of facts. If a Counter Notice is given with respect to a claim for setoff against the Installment Payments, the parties shall resolve the conflict in accordance with the procedures set forth in Section 9.09.

(iii) On the applicable date for payment of the First or Second Installment Payment, the Buyer shall pay and distribute the applicable Installment Payment (less any amounts established for setoff pursuant to the provisions of this subsection 7.03(b) or in accordance with the procedures set forth in Section 9.09), unless any claims against the First or Second Installment Payment are then pending, in which case an amount equal to the aggregate dollar amount (or a good faith estimate of the dollar amount) of such claims (as shown in the Setoff Notice with respect to such claims) shall be retained by the Buyer until the conflict is resolved in accordance with the procedures set forth in Section 12.09 and the balance of the applicable Installment Payment shall be paid to the Seller.

(iv) In the event the Buyer retains any portion of the First or Second Installment Payment that is later established (pursuant to the provisions of this subsection 7.03(b) or in accordance with the procedures set forth in Section 9.09) to be payable to the Seller (any such amount, the “Installment Balance”), the Buyer shall promptly pay to the Seller in cash an amount equal to the Installment Balance plus interest on the Installment Balance at a simple rate of five percent (5%) per annum commencing on the date set for payment of the applicable Installment Payment and the date the Buyer delivers the Installment Balance to the Seller.

(v) Except as set forth in Section 9.09, the Selling Parties and the Buyer agree that from and after the Closing claims for setoff against the First and Second Installment Payments are the exclusive remedy of the Buyer for any breach of this Agreement by the Selling Parties.

Section 7.04 Certain Limitations. The aggregate amount of Damages recoverable, pursuant to the provisions of this Article VII, by the Buyer Indemnitees shall be limited to $500,000 , and the aggregate amount of Damages recoverable by the Seller Indemnitees shall be limited to $25,000. Notwithstanding the foregoing, no such amounts shall be limited to the extent such Damages arise on the basis of fraud or an intentional violation of law or warranty or representation contained herein.

Section 7.05 Survival. Subject to the limitations set forth in Section 8.02, this Article VII shall survive termination of this Agreement without limitation.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.01 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and shall terminate at the close of business on the date that is 18 months following the Closing Date.

Section 8.02 Survival. After the expiration period, if any, has lapsed with respect to such representations and warranties as described in Section 8.01, neither the Seller nor the Buyer shall have any further obligations with respect to such representations and warranties under Section 7.01(a) and Section 7.02, except for claims for Damages in respect of which written notice has been given.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by confirmed facsimile (with the original to follow by first class mail, postage prepaid) or sent, postage prepaid, by registered or certified mail or internationally recognized overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three (3) days after mailing (one (1) Business Day in the case of overnight courier service) at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Buyer, to:

Green Plains Grain Company TN LLC

9420 Underwood Ave. Suite 100

Omaha NE 68114

Attention: Chief Executive Officer

Facsimile: (402) 884-8776

Telephone: (402) 884-8700

(b) if to the Seller

Union City Grain Company LLC

Dyer Gin Company, Inc.

Thomas W. Wade, Jr. Living Trust

2022 Stonewall Drive

Union city TN 35261

Attention: Thomas W. Wade, III

Facsimile: 731.749.0911

Telephone: 731.749.5931

Section 9.02 Definitions. Definitions are set forth in Schedule 9.02.

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or other provision will be interpreted so as to best accomplish the intent of the parties within the limits of Applicable Law.

Section 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries. Each of the representations, warranties, covenants and agreements of any party hereto contained in any Schedule or Exhibit hereto or any certificate delivered by or on behalf of such party pursuant to Section 6.02 or 6.03 of this Agreement will be deemed incorporated and contained in this Agreement and will constitute representations, warranties, covenants and agreements of such party. This Agreement (including the Annexes, Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the Annexes, Schedules and Exhibits hereto), together with the other Transaction Agreements, constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and there are no agreements or commitments by or among such parties or the Affiliates with respect to the subject matter hereof except as expressly set forth herein. No investigation or receipt of information by or on behalf of the Buyer at any time, whether before or after the execution and delivery of the Agreement or the Closing Date, will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Buyer under this Agreement. No investigation or receipt of information by or on behalf of the Seller at any time, whether before or after the execution and delivery of the Agreement or the Closing Date, will diminish or obviate any of the representations, warranties, covenants or agreements of the Buyer under this Agreement or the conditions to the obligations of the Seller under this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.06 Amendments. No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and executed by all of the parties hereto.

Section 9.07 Assignment; Successors in Interest. Any purported assignment in violation of this Section 12.07 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event that the Seller sells, transfers or leases all or substantially all of its assets, or is not the surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, the Seller will cause such purchaser or surviving corporation, as the case may be, to assume the Seller’s obligations under this Agreement upon the consummation of any such transaction, so long as any of such obligations remain outstanding, unpaid or unperformed.

Section 9.08 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nebraska (irrespective of its choice of law principles).

Section 9.09 Resolution of Conflicts.

(a) Any dispute or other Proceeding arising out of or relating to this Agreement or any of the Transaction Agreements must be brought in any United States District Court located in the State of Nebraska (to the extent that such court has subject-matter jurisdiction). Each party (i) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court over such disputes or Proceedings and (ii) irrevocably waives any objection it may now or hereafter have as to personal jurisdiction, venue or inconvenient forum (forum non conveniens).

(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT.

(c) If an indemnifying party hereunder (an “Indemnifying Party”) shall object in writing to the indemnity of a Buyer Indemnitee or Seller Indemnitee in respect of any claim for Damages made pursuant to Sections 7.1 or 7.2 within the period specified in the applicable section, the Seller and the Buyer shall attempt in good faith to resolve any disputes promptly by negotiation between and among executives of the Buyer and executives of the Seller, in each case who, if possible, shall be at a higher management level than the individuals with direct responsibility for administration of this Agreement (the “Negotiators”). Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) Business Days after delivery of the notice, the receiving party shall submit to the others a written response. The notice and response shall include (i) a statement of each party’s position and a summary of arguments supporting that position, and (ii) the name and title of the Negotiators and of any other individual who will accompany them. Within thirty (30) days after delivery of the disputing party’s notice, the Negotiators shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the matter has not been resolved by these individuals within sixty (60) days of the disputing party’s notice, or if the parties fail to meet within thirty (30) days, any party may pursue other remedies available at law or equity. All negotiations pursuant to Section 9.09 shall be confidential and shall be treated as compromise and settlement negotiations.

(d) Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Transaction Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of the Transaction Agreement and to enforce specifically the terms and provisions of this Agreement and the Transaction Agreements, this being in addition to any other remedy to which they are entitled at law or in equity. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating hereto.

Section 9.10 Risk of Loss.

(a) If, before the Closing Date, the Real Property or the Acquired Assets are damaged by any insured casualty and the damage does not constitute a Seller Material Adverse Effect, then this Agreement shall remain in full force and effect and, on the Closing Date, any insurance proceeds (or, if not theretofore received, the right to receive such proceeds) payable to the Seller on account of the damage shall be transferred to the Buyer and the amount of any deductible under the Seller’s insurance policy to the extent of the restoration cost as reasonably determined by the Seller and the Buyer shall be a credit to the Buyer against the Purchase Price for the Acquired Assets and will be deducted from the Closing Payment.

(b) If, before the Closing Date, the Real Property or portion of the Real Property is taken and such taking does not constitute a Seller Material Adverse Effect, the Seller agrees to assign to the Buyer at the Closing its rights to any such compensation and damage award, and will not settle any Proceedings relating to such taking without the Buyer’s prior written consent.

Section 9.11 Interpretation.

(a) Unless the context otherwise requires, (i) all references made in this Agreement to an Annex, Section, Schedule or an Exhibit are to an Annex, Section, Schedule or an Exhibit of or to this Agreement, and (ii) words in the singular include the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) An individual will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual when taking into account their position and responsibilities could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

(c) In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the extent to which any such party or its counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

(d) References to “Seller” herein shall be interpreted as a reference to each Seller, with respect to itself, unless otherwise specified.

Section 9.12 Waiver. The failure of any of the parties to enforce at any time any of the provisions of this Agreement or the other Transaction Agreements shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any other Transaction Agreement or any part hereof or thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement or any other Transaction Agreement shall be held to be a waiver of any other subsequent breach or non-compliance.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

GREEN PLAINS GRAIN COMPANY TN LLC, a Delaware limited liability company

By	/s/ Todd Becker
	Name:	Todd Becker
	Title:	President & CEO

UNION CITY GRAIN COMPANY LLC, a Tennessee limited liability company

By	/s/ Thomas W. Wade III
	Name:	Thomas W. Wade III
	Title:	Chief Manager

DYER GIN COMPANY, INC., a Tennessee corporation

By	/s/ Thomas W. Wade III
	Name:	Thomas W. Wade III
	Title:	President

THOMAS W. WADE, JR. LIVING TRUST DATED JULY 25, 2002

By	/s/ Thomas W. Wade III
	Name:	Thomas W. Wade III
	Title:	Co-Trustee

WADE GIN COMPANY, LLC

By	/s/ Thomas W. Wade III
	Name:	Thomas W. Wade III
	Title:	Chief Manager